Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

SC 14A

AUGUSTA GOLD CORP.

Table 1 to Paragraph (a)(7)

Line Item Type	Notes	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees to be Paid	(1)	$108,034,747.03	0.0001531	$16,540.12

Total Transaction Valuation:		$108,034,747.03
Total Fees Due for Filing:				$16,540.12
Total Fees Previously Paid:				0.00
Total Fee Offsets:				0.00
Net Fee Due:				$16,540.12

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Offering Note(s)

(1)	Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the accompanying preliminary proxy statement filed by Augusta Gold Corp. (“Augusta Gold”) of which this Filing Fee Table is a part.

 Title of each class of securities to which transaction applies:

Common stock, par value $0.0001 (“Augusta Gold Shares”), of Augusta Gold, a Nevada corporation.

 Aggregate number of securities to which transaction applies:

As of the close of business on August 21, 2025, the maximum number of Augusta Gold Shares to which the transaction pursuant to the Merger Agreement applies is estimated to be 93,399,755, which consists of:

(a) 85,929,753 issued and outstanding Augusta Gold Shares entitled to receive the Merger Consideration of $1.23 (C$1.70);

(b) 3,150,002 Augusta Gold Shares underlying outstanding Augusta Gold Options that have a per share exercise price that is less than the Merger Consideration and that are entitled to receive the Option Consideration, which is an amount in cash, without interest, equal to (x) the total number of Augusta Gold Shares underlying the applicable Augusta Gold Option multiplied by (y) the excess, if any, of (A) the Merger Consideration over (B) the per share exercise price for such Augusta Gold Option.;

(c) 4,020,000 Augusta Gold Shares underlying outstanding Augusta Gold Options granted under the 2021 Equity Incentive Plan that have a per share exercise price that is equal to or more than the Merger Consideration and that are entitled to receive the value of such Augusta Gold Options as determined in accordance with the Black-Scholes Option Pricing Model; and

(d) 300,000 Augusta Gold Shares underlying outstanding Augusta Gold 2024 Warrants that have a per share exercise price that is less than the Merger Consideration and entitled to receive cash in an amount equal to the product obtained by multiplying (i) the total number of outstanding Augusta Gold Shares subject to each such Augusta Gold 2024 Warrant and (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price payable per Augusta Gold Share underlying such Augusta Gold 2024 Warrant.

For the avoidance of doubt, the maximum number of Augusta Gold Shares to which the transaction applies excludes Augusta Gold Shares held by Augusta Gold as treasury stock and not held on behalf of third parties, and Augusta Gold Shares underlying the out-of-the-money Augusta Gold 2023 Warrants. Augusta Gold Shares held by Augusta Gold as treasury stock are expected to be canceled for no consideration pursuant to the terms of the Merger Agreement and the Augusta Gold 2023 Warrants are expected to remain outstanding following the Merger until they expire pursuant to their terms in January 2026.

 Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined): Solely for the purpose of calculating the filing fee, as of the close of business on August 21, 2025, the underlying value of the transaction was calculated as the sum of:

(a) $105,693,596.19, the product of 85,929,753 Augusta Gold Shares multiplied by the Merger Consideration of $1.23 (C$1.70);

(b) $1,323,000.84, the product of 3,150,002 Augusta Gold Shares underlying outstanding Augusta Gold Options that have a per share exercise price that is less than the Merger Consideration and that are entitled to receive the Option Consideration multiplied by $0.42 which is the excess of $1.23 (C$1.70), the Merger Consideration, over $0.81 (the weighted average per share exercise price of such Augusta Gold Options);

(c) $784,150, the estimated Black-Scholes Option Pricing Model value, using an effective date of October 31, 2025, of the outstanding 4,020,000 Augusta Gold Options granted under the 2021 Equity Incentive Plan that have a per share exercise price that is equal to or more than the Merger Consideration; and

(d) $234,000, the product of 300,000 Augusta Gold Shares subject to the outstanding Augusta Gold 2024 Warrants multiplied by $0.78, the excess, of $1.23 (C$1.70), the Merger Consideration over $0.45 (C$0.62), the exercise price payable per Augusta Gold Share underlying such Augusta Gold 2024 Warrant.

(such sum $108,034,747.03, the “Total Consideration”)

 In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the Total Consideration by 0.00015310.

All Canadian dollar values were converted into United States dollar values using the daily exchange rate as reported by the Bank of Canada on August 20, 2025 of US$1.00=C$1.3866.